Exhibit 99.2

PARTICIPANTS

Corporate Participants

Mark Klausner – Managing Partner, Westwicke Partners, LLC

Kenneth Reali – President and Chief Executive Officer

Joseph P. Slattery – Chief Financial Officer & Executive Vice President

Other Participants

Matt S. Miksic – Managing Director & Senior Research Analyst, Piper Jaffray, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Second Quarter 2011 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host Mr. Mark Klausner. You may begin.

Mark Klausner, President & General Manager

Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali and its Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Kenneth Reali, President, Chief Executive Officer & Director

Thank you, Mark. On today’s call, I will review our operating results for the second quarter and Joe will provide you with the details of our financial results. I will then provide some further information and commentary on our reimbursement strategy and operational progress.

Worldwide, we generated $5.3 million in revenue and completed 449 AxiaLIF procedures during the second quarter. While we continue to be impacted by limited physician reimbursement status and difficult overall conditions in the spine market, we remain confident in our plans to obtain payer reimbursement.

Average revenue per case reached record highs in the quarter driven by annual price increases broader release of 1L+ products and higher biologics penetration into AxiaLIF cases. In the quarter, our cash burn was $4.4 million, which was down from the first quarter. We continue to critically evaluate our spending and are focused on committing capital to activities that will be impactful in our efforts to secure near-term payer reimbursement and strategically broaden our product portfolio.

Before I turn the call over to Joe, I would like to share our current perspective on general spine market conditions and discuss our operating progress in the quarter. The lumbar spine market continues to be challenging due to pressure on implant pricing for legacy implants and procedure denials due to medical necessity.

While the market conditions continue – while the market continued to show early signs of stabilization on a sequential quarterly basis, we have not yet seen much evidence of improvement in the market.

The lumbar spine fusion market remains a large attractive market. In particular, we believe that minimally invasive fusion technologies will continue to gain overall share as they demonstrate that superior clinical outcomes and equivalent fusion rates can be achieved at a lower cost with fewer complications. These positive attributes of MIS procedures provide benefits to the patient as well as improve the overall economics to the healthcare system.

Our core AxiaLIF technology, utilizes a pre-sacral approach to the spine, affording surgeons the only true minimally invasive option to perform lower lumbar fusion surgery. In addition, our device has been proven to have outstanding biomechanical properties, due to its ability to approach the spine, in an axial manner and the strength of the threaded implant’s fixation in the vertebral body.

This makes it one of the most stable constructs that can be placed at the base of the spine. This combination of superior biomechanical properties and less invasive access gives us confidence that as we obtain physician reimbursement and generate additional peer reviewed clinical data, our products will ultimately be commercially successful.

As we laid out in the beginning of the year, we had four primary goals for 2011. Number one, to secure definitive physician reimbursement for our procedure. Number two, to optimize our direct sales force by targeting the highest value geographies. Number three, to expand our R&D efforts by adding complementary products to AxiaLIF. And four, to drive further clinical research and data focused on demonstrating the value of our MIS spine fusion procedure.

I’d like to update you on the significant progress we have made in each of these areas so far this year. Our reimbursement strategy has three primary elements: first, we’ll continue to work with our surgeon customers to generate published peer reviewed clinical literature that demonstrates our procedures’ clinical efficacy and safety. Second, we’ll work to leverage this data along with our AxiaLIF surgeon advocates with mid-sized regional payers to secure additional positive coverage decisions for the reimbursement of the AxiaLIF procedure.

Finally, we will continue to work to get gradually our current category 3 CPT code to a category 1 code and we remain on track to appear at the October AMA CPT meeting.

We announced in the first quarter that two key papers have been accepted for publication. The first paper reviews efficacy data from a four site 156 patient study with two-year follow up and demonstrates a 94% fusion rate. This paper will be published in Spine on September 15th.

The second paper is a 9,152 patient retrospective safety study that shows a 1.3% complication rate. This paper will be published in the SAS Journal on October 1st.

Since our last call, three additional papers on clinical outcomes and one paper on biomechanics have gone to print or were accepted for publication.

The first, published in the July issue of the British Journal of Bone and Joint Surgery was a prospective 26 patient single and two-level AxiaLIF study that showed a 94% fusion rate at two-year follow-up with no severe adverse events.

The second paper expected to be published this fall in the Journal of Spinal Disorders is a three site 26 patient review of single-level AxiaLIF fusions, with the specific indication of isthmic spondylolisthesis demonstrating a perfect fusion rate and excellent clinical outcomes.

The third, expected to be published this fall in Medical Devices Evidence and Research, concludes that axial interbody lumbar fusion via the pre-sacral approach is “associated with high fusion rates, significant improvements in pain and function and low complication rates”.

Finally, the biomechanics paper; expected to be published later this fall in Spine, highlights the biomechanical advantages of AxiaLIF through a cadaveric model over other procedures commonly used to fuse the L5-S1 lumbosacral junction or to stabilize the base of a long surgical construct.

On the clinical research and data front, we’re continuing to see good progress with additional studies that will add clinical support to our procedure. The main study in progress is a retrospective third-party CT review at two years of 50 AxiaLIF and 50 ALIF patients.

The 50-50 study is intended to demonstrate the fusion efficacy of AxiaLIF relative to ALIF. And we expect that this study will be ready to submit for publication this fall.

We believe that the publications of all of these peer-reviewed clinical papers along with others currently in progress will continue to help drive payer coverage in the coming quarters. And I will provide additional perspective on this later in the call. This growing body of clinical publications also provides additional credibility to our sales and marketing efforts.

Turing to our distribution efforts; we remain committed to investing in reps, where there’s a clear path to building a near-term successful territory and are pursuing a geographically focused strategy.

We are focused on areas of the country with strong surgeon champions, favorable reimbursement and market dynamics. In areas that we currently do not have a direct sales structure in place, we’re working closely with carefully selected distributors to help cover cases and seed the market.

In the quarter, we reduced direct sales head count to further align with our geographically focused approach and limited our investment in areas where we did not see a mid-term catalyst to growth.

At this time, we feel that we have right-sized our direct sales force and do not plan further restructuring. We do not anticipate that these changes will have a material impact on our business from a revenue perspective. We’re also committed to prudently investing in research and development to broaden and deepen our product offering. Our R&D efforts going forward are focused in two areas, AxiaLIF product improvements and ancillary product development including the development of an MIS direct lateral system.

On a product improvement front, the bowel retractor and MIS bone graft harvesting system have fully launched and the AxiaLIF 1L+ is progressing ahead of schedule and is expected to be launched by September 1st.

The MIS bone graft harvesting system launch has been timely, given the negative public discourse around Infuse. And we see this as a product that offers a gold standard alternative to users who are confident in Iliac Crest Harvesting techniques which are primarily orthopedic surgeons. Physician reimbursement exists for harvesting bone grafts and the cost profile as compared to BMP is very attractive to hospitals.

We are particularly enthusiastic about the AxiaLIF 1L+ product, which received FDA 510(k) clearance in the first quarter and is in limited market release. Early feedback supports our belief that the tapered tip, which increases push-out strength and reduces the likelihood of subsidence and a modular design, which allows the surgeon to independently control distraction, will make this an even more attractive product to our customers and also broaden its clinical appeal for L5/S1 fusions.

Additionally, we are continuing to work on our MIS direct lateral system, a next-generation system, which we currently anticipate launching in 2012.

The initial surgical cases with surgeon evaluators have gone well, and if the development continues to progress, we expect to complete the licensing of this product later this year. In an effort to conserve capital, we have delayed our TLIF development project until funds are available. We believe that over time our position as the only provider of AxiaLIF, the least invasive lower lumbar fusion, together with a full set of lumbar fusion solutions, will give us a sustainable competitive advantage all focused on the value proposition around MIS spine surgery.

We have seen a meaningful increase of interest in AxiaLIF in the spine community, which has driven an increased presence at medical meetings in 2011. Recently AxiaLIF was featured in seven posters or podium presentation at the International Meeting on Advanced Spine Techniques or IMAST.

Most notable was an AxiaLIF clinical presentation authored by Dr. Oheneba Boachie, an influential orthopedic surgeon specializing in complex spine, from the Hospital for Special Surgery in New York, describing the clinical use of AxiaLIF in long construct surgery.

In addition to these events already this year, we are expecting other positive presentations at upcoming meetings including Scoliosis Research Society in September in Louisville, Kentucky and the North American Spine Society in early November in Chicago.

We believe that this strong podium presence will more broadly educate physicians and also help increase the profile of our AxiaLIF technology with payers. This will lead to positive reimbursement decisions and increase sales momentum in the future.

I would now like to turn the call over to Joe to review our financial results. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President

Thank you, Ken, and good afternoon, everyone. For the second quarter, worldwide revenues of $5.3 million represented a quarterly sequential increase of about 4%. And a 26% decrease from the second quarter of 2010. This figure was near the top-end of our revenue guidance range reflective of increasing average revenue per case. The number of surgeons performing an AxiaLIF procedure in the quarter increased sequentially for the second straight quarter.

Total domestic revenue in the second quarter was $4.9 million, as compared to $4.6 million in the first quarter, an increase of about 8%. Domestic average revenue per case increased significantly from the first quarter and continues to be well ahead of last year, as a result of our price increase, the 1L+ plus introduction and higher add-on product usage.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products, used in any case that uses an AxiaLIF fusion device was $4.6 million in the quarter or 94% of total domestic revenue. Of this revenue, approximately 66% was generated in cases that utilized our one-level device and 34% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $290,000 in the quarter, including our first Lateral revenues from pilot evaluation cases. We performed 367 AxiaLIF cases in the U.S. in the second quarter, a slight decrease from the 369 cases performed in the first quarter. For the first time in nine quarters, our single-level case count grew sequentially.

However, our 2-Level mix was down to 24% due to surgeon mix. Going forward we would anticipate that the percentage of 2-Level cases will be in the high 20’s to low 30’s depending on the surgeon mix in the quarter.

On the international front, revenues for the second quarter were approximately $410,000 a decrease of about 26% from the first quarter and down 27% as compared to the second quarter of 2010. Our direct business in Europe decreased 27% this quarter as compared to the second quarter of 2010 as a result of lower marketing and sales expenditures.

Gross margin for the quarter was 78% compared to our guidance of 75% to 80%. Gross margin was impacted by a non-cash inventory charge in the quarter driven primarily by faster adoption of our 1L+ system which will render our legacy 1-Level inventory obsolete. Our remaining legacy inventory risk is immaterial.

Total operating expenses were down 11% as compared to the second quarter of 2010 as a result of cost management efforts undertaken over the last year.

Moving onto the balance sheet, we finished the quarter with approximately $32.1 million in cash and investments. Accounts receivable days sales outstanding was 64 at quarter end, which is higher than usual and we expect to see this return to normal levels over the next two quarters.

Inventory turns was 0.9 in the quarter, a slight decrease from 0.96 in the first quarter of 2011. We have built significant inventory relating to the new products and product improvements we’ve recently launched or planned to launch in the coming quarters.

Cash burn for the quarter was $4.4 million. We continue to believe that we have adequate cash and investments to sustain the business for the foreseeable future.

Turning to guidance, we will continue to provide one quarter forward revenue guidance through 2011. For the third quarter of 2011, we expect revenues in the range of $4.5 million to $5 million. For the balance of 2011, we expect gross margins in the range of 75% to 80% or 76% to 78% for the full-year 2011.

Gross margin will continue to be driven by the mix between AxiaLIF and OEM products as well as geographic mix between domestic and international business. Although longer range revenue visibility continues to be limited; we remain committed to controlling our cash burn. We now expect to finish calendar 2011, with $25 million to $27 million in cash and investments.

I will now turn the call back to Ken, Ken?

Kenneth Reali, President, Chief Executive Officer & Director

Thanks, Joe. I would now like to provide some further visibility on our strategy to gain physician payer coverage to our AxiaLIF Technology. As a reminder, in 2008 the AMA CPT coding committee created a category 3 CPT or T-code for physicians to utilize for professional fee reimbursement when performing an AxiaLIF procedure. This code became effective January 1st, 2009.

The coding committee created this code as it was felt that the pre-sacral access route was different enough from other open surgical approaches to achieve interbody fusion that it warranted a separate CPT code. It is important to note that the code was not created because the AxiaLIF procedure is different than other spine fusions in terms of the elements required for successful fusion. Similar to all other fusions, we access the spine to perform a thorough discectomy, place our implant, distract the spine if necessary, and place bone graft to promote fusion.

As we’ve begun to talk with medical directors at payers over the past few quarters, we have been able to educate them on the distinction between the pre-sacral approach and the clinical aspects of the inner body fusion procedure itself. The pre-sacral approach is minimally invasive and, unlike standard surgical inner body fusion procedures, does not dissect any muscles or ligaments.

Importantly, our procedure has been performed over 12,000 times and has been shown to be safe. Once payers understand that the essential steps to perform a fusion procedure are no different and that AxiaLIF’s distinguishing feature, the pre-sacral approach, is safe and can be beneficial to the patient, they are more accepting of our technology.

The viewpoint that access route is not an important determinant of coverage is supported by other surgical procedures where different access methods are equally covered by a payer, open versus laparoscopic gall bladder for example.

Increasing the recognition that the AxiaLIF procedure is just another fusion predicated on a different access route, coupled with our additional clinical publications accepted at Spine, the SAS Journal, the British Journal of Bone and Joint Surgery and the Journal of Spinal Disorders will provide a strong backdrop to our strategy in gaining payer coverage for our specific code. This focus on distinguishing the access from the procedure was important in gaining the Humana coverage earlier this year.

While we cannot control the timing of further positive coverage decisions due to the individual process and logistics that each medical director and payer has to work through, the depth and breadth of our payer dialogue continues to improve.

In spite of this environment – this improvement, we had expected more announceable progress by now. There is a great deal of attention, and concern on the medical necessity of lumbar fusion and some indications such as degenerative disc disease. These concerns have elevated the importance of our clinical data.

And in particular the ability for many medical directors and decision makers to see that the data is officially published before they’re willing to make a coverage decision. We continue to believe that our approach will yield results. And given the timing of near-term data publication, we have some opportunities to achieve favorable reimbursement decisions later this year. It is however hard to handicap how long it will take for an indication of intent to cover to result in a formal coverage policy decision.

With respect to the October, AMA CPT Coding Committee meeting, a coding change application has been submitted by several surgeons to the American Medical Association for the graduation of our Category 3 code to a Category 1 code.

While we believe that the current available data satisfies the requirements for graduation, we’re continuing to work with the spine societies to obtain their support at the meeting. A successful outcome at this or the February 2012 meeting would result in graduation to a Category 1 code effective January 1st, 2013.

In closing, we have made significant progress in the first half of this year on the operational elements of our plan. But this progress will take some time to manifest itself in the visible milestones that will precede increased revenue.

Our reimbursement progress and expanding clinical publications coupled with our new products and continuous AxiaLIF improvements will be the drivers for long-term success at TranS1. As we look towards expanding payer reimbursement in 2012 and the graduation to a Category 1 code in early 2013.

We believe that the many improvements we have made in the AxiaLIF platform in the past and the last year and our expanding product portfolio will position us well to deliver strong growth in 2013 and beyond.

Now, we would like to open the call up to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Matt Miksic of Piper Jaffray. Your line is open.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey guys thanks for taking our questions, and how are you?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Good, how are you?

<Q – Matt Miksic – Piper Jaffray, Inc.>: Good, thanks. So included in your sequential trends in the quarter surgeons and revenues and revenue per case, could you talk a little bit about the trends in the one level and the two level? I think Joe you touched on this but I am not sure I understood what we should expect the rest of the year as some of your new products roll out and maybe as some of these revenues per case trends follow through and then I have a couple of follow ups?

<A – Joseph Slattery – Chief Financial Officer & Executive Vice President>: Yeah, the outlook for the rest of the year, I would say on the 2L mix is 25% to 30%. It can be very sensitive to, frankly when a high volume surgeon takes a vacation. There are surgeons that are – there are a couple dozen surgeons that use the 2L frequently and so depending what their mix is with the overall base for the quarter that number can swing quite a bit. So I would look to that mix to be in the 25 to 30 range for the rest of the year. As far as revenue per case goes – we’ve consistently gotten better at selling the ancillary products into our existing accounts. And we see that trend continuing. So we feel like – directionally we’re still in a good position for average revenue per case to move up, really based on mix.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. And then in terms of biologics, the trends you are describing, improving mix, where are you do you think in terms of capturing your fair share of the biologics revenue per case for your business?

<A – Joseph Slattery – Chief Financial Officer & Executive Vice President>: We sell biologics in about 25% of our cases now. So there is plenty of runway there to move that number up.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. And then on the helpful color Ken on what you are doing on the payer front and the clinical front, could you, with one of these key papers, set for publication on the 15th of September, can you remind us, I know you don’t want to give too much of a detailed answer or maybe can’t give too much of a detailed answer. But – what should we expect, those papers to mean and given its publishing on the 15th, does that mean it hits the web in early September? And is – I guess, what should we look for in terms of impact on – if it’s the October meeting, its potential to influence payer decisions, any update or color you can provide us on what we should be expecting?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Sure, Matt. I’ll do my best here. The spine paper is going to come out electronically September 15th. And the paper on complications will come out in the SAS Journal on October 1st. And with our positioning with payers actually that October 1st paper is more important than the September 15th paper, because that is on the safety of the pre-sacral approach. So if you go back and look at our positioning of our technology that we are an inter-body fusion with a different access point that we can use as safe, that paper demonstrates safety in over 9,100 cases. So that’s the critical piece.

We’ve spoken with many payers and have had this conversation and certainly that particular paper seems to be a linchpin for many medical directors when they look at our technology for coverage. Because if they accept the fact that it’s another inter-body fusion with a different access and that’s why we have a Category 3 code, their next question will be, is this a safe procedure, a safe approach. And certainly that’s the data that they’re looking for to be in print that they can leverage to make a policy coverage decision. So we have quite a few payers that are in that position, and we’re basically parked there until they can see this paper published and then at that point, they will review AxiaLIF for coverage. So that would happen sometime in the fourth quarter, Matt, as this unfolds.

<Q – Matt Miksic – Piper Jaffray, Inc.>: When you say they’re parked there, that they will review for coverage, is that to say that they’ve seen the data and just getting published is part of the critical step and then formally reviewing it?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Yes, they have seen the data. We have a draft of the paper. We don’t circulate that for sales and marketing purposes, but when we are talking with the Medical Director, we can give them directly the paper and explain the AxiaLIF approach and our positioning and then use that paper as back-up support. But because it’s not officially published in the journal, they don’t regard it as material until that point. So they have – they have parked us and said once this is published, get this to us, make sure we have the paper and then we will review AxiaLIF for coverage at that time.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. That’s helpful because I’m hoping we have the full call here. So I am going to hop off. Thanks so much for taking the questions.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Thanks Matt.

Operator: Thank you. Our next question comes from Greg Chodaczek of First Analysis. Your line is open.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Hello Greg.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Hi guys. Just a couple of quickies here. Number one; how many sales reps total for the end of the quarter?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: We have a – when you look at our total representation with our direct sales force and the distributors that we have that cover AxiaLIF, we are greater than 75 in total. Keeping in mind that our goal is to provide adequate coverage for our current customer base, for AxiaLIF, so that’s where we are at this point in time.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay, and then if I look at the sales volume Joe, what pushed that down sequentially you know, roughly $700,000?

<A – Joseph Slattery – Chief Financial Officer & Executive Vice President>: Going into this third quarter you mean?

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Yeah.

<A – Joseph Slattery – Chief Financial Officer & Executive Vice President>: Yeah, so summer seasonality and – obviously there is two pieces of that. The U.S. normal summer seasonality and also Europe as well, is pretty significantly impacted in the summer.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And with regard – we’ve been talking offline about Blue Cross, Blue Shield taking their generic – will reimburse for fusion and now they are actually putting out some guideline – some of the regionals, as you’re well aware of, has that hurt you guys at all in the last three, four months?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: We don’t think…

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Have you conducted – okay, I’m sorry.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Yeah, no I’m sorry. Are you done with your question?

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Yes I am, for now.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: We don’t think it has impacted us Greg, keep in mind that AxiaLIF has been considered experimental or investigational with Blue Cross Blue Shield of Minnesota for quite some time. So that’s not been material to our business. We do think that what they’ve done in that situation is cut-and-paste from the national organizations. So certainly things could change at that regional level or any regional level, based on what the Medical Director decides at that particular Blue Cross Blue Shield affiliate.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And you also mentioned about the biologics about 25 – you’re selling roughly about 25% of your procedures and I’m assuming that can go up. Do you think any of that is BMP or what I mean is that number has grown because of the issues with the BMP?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: No. Our biologics is limited to an osteoconductive matrix.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Right.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: It’s tricalcium phosphate, so it’s not a substitute for BMP.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: But I would add as I mentioned on the call, Greg our opportunity with our minimally invasive bone graft harvesting system, we do think the timing is perfect, because we offer a solution for Infuse for surgeons that wish to use it with our procedure. And the minimally invasive option, the harvest iliac crest graft, it also has a CPT code; it’s something that seems to be gaining traction, and a lot of that’s due to the fact that people are re-looking at Infuse, based on all the controversy that’s occurred over the past few months.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Yeah, and that’s what I’m getting at, is, you are talking about, it’s not a direct substitution but are there doctors out there who now say, with Infuse I probably would have used this, what’s the next best thing, are you getting any of that incremental volume right now or have you seen any incremental change because of that?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Yeah I mean it hasn’t occurred with the tricalcium phosphate, but we just launched the MIS bone graft graph system in the past six weeks or so. So we’re just starting to see that actually.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: There is nothing material we can quote at this point, but as I mentioned we are optimistic about our opportunities there to better control the biology in our AxiaLIF procedures.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And the number of trained docs, has that gone up or down in the last couple of quarters?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Well, we continue to have a focus on training surgeons, and we feel actually our physician training program has improved quite a bit over the past year and as we’ve tried different things in the lab environment as well as our pre-screening process to get the right physicians the training, and we feel the peer-to-peer aspect has improved as well.

So from our aspect, as Joe mentioned, we continue to see an uptick in our customer base, albeit small, it’s significant, Greg, because we saw a precipitous decline for over two years since the T-code was issued. So for the past two quarters, we have seen a slight uptick which we really attribute to our surgeon training efforts and our new products and AxiaLIF improvements.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And one last one and I apologize for those waiting to get online here, with regards to the 1L+, when is that going to be brought to the market – for everyone, instead of just a targeted launch?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Yes, as mentioned Greg, we will launch that on September 1st. It’s in limited market release now and it will be fully launched September 1st.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And does that mean the legacy products just disappear?

<A – Kenneth Reali – President, Chief Executive Officer & Director>: The legacy one level product will not completely disappear this year. That will be phased out over time, we imagine.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay, all right. Thanks for your patience guys. I will get back in the queue.

<A – Kenneth Reali – President, Chief Executive Officer & Director>: Thanks Greg.

<A – Joseph Slattery – Chief Financial Officer & Executive Vice President>: Thank you.

Operator: Thank you. I am showing no further questions in the queue at this time. I will hand the call back to you.

Kenneth Reali, President, Chief Executive Officer & Director

Thank you, Mimi. Let me close by thanking all of you for taking the time to join us on our call today. I am encouraged with our recent progress on the elements of our business that drive long-term value and I am enthusiastic about our AxiaLIF technology and the future for TranS1. We sincerely appreciate your interest and look forward to updating you on our progress next quarter.

Operator: Thank you. Ladies and gentlemen, this concludes the conference for today. You may all disconnect. Have a wonderful day.